As filed with the Securities and Exchange Commission on September 5 , 2019
Registration No. 333-___________
_____________________________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________

NOVAN, INC.
(Exact name of registrant as specified in its charter)
_____________________________

Delaware	20-4427682
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4105 Hopson Road Morrisville, North Carolina	27560
(Address of Principal Executive Offices)	(Zip Code)
_____________________________
Inducement Stock Option Awards
(Full title of the plan)
_____________________________

G. Kelly Martin
Chief Executive Officer
Novan, Inc.
4105 Hopson Road
Morrisville, North Carolina 27560
(919) 485-8080
(Name, address and telephone number, including area code, of agent for service)
_____________________________
Copy to:
Amy M. Batten, Esq.
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☒

_____________________________

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	100,500 (2)	$3.15 (3)	$316,575 (3)	$38.37 (3)

(1) Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (“Common Stock”) of Novan, Inc. (the “Company”) that become issuable to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2) Consists of an aggregate of 100,500 shares of Common Stock issuable pursuant to award agreements to four employees of the Company, issued as an inducement material to entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grants”).
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share represents the exercise price for outstanding options under the Inducement Grants.

PART I
INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed by Novan, Inc. (the “Company”) to register an aggregate of 100,500 shares of the Common Stock of the Company, $0.0001 par value per share (the “Common Stock”), issuable pursuant to award agreements to four employees of the Company, issued as an inducement material to entry into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grants”). As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The document containing the information specified in Part I will be delivered to the recipients of the Inducement Grants as required by Rule 428(b) under the Securities Act. The document is not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 27, 2019, as amended by Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on April 30, 2019;

(b)
The Company’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 15, 2019, and for the fiscal quarter ended June 30, 2019, filed with the Commission on August 13, 2019;

(c)
The portions of the Company’s definitive proxy statement on Schedule 14A filed with the Commission on June 21, 2019 that are deemed “filed” with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(d)
The Company’s Current Reports on Form 8-K filed with the Commission on January 7, 2019, January 10, 2019, January 18, 2019, January 31, 2019, May 3, 2019, May 9, 2019, August 6, 2019; and September 5, 2019; and

(e)
The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed on September 16, 2016, together with any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel

The validity of the securities being registered by this Registration Statement will be passed upon for the Company by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Raleigh, North Carolina. As of the date of this Registration Statement, certain current individual attorneys with Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. beneficially own an aggregate of 20,613 shares of the Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan) (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) and liabilities, losses, judgments, fines (including, without limitation, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated bylaws also provide that we will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or, while a director or officer, is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, an employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including, without limitation, attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into separate indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify the directors and officers for some expenses, including attorneys’ fees, judgements, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers or service to any other company to enterprise to which the person provides services at our request. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

INDEX TO EXHIBITS

			INCORPORATED BY REFERENCE
EXHIBIT NO.	DESCRIPTION	FILED HEREWITH	FORM	FILE NO.	EXHIBIT	FILING DATE

4.1	Restated Certificate of Incorporation of Novan, Inc.		8-K	001-37880	3.1	September 27, 2016

4.2	Amended and Restated Bylaws of Novan, Inc.		8-K	001-37880	3.2	September 27, 2016

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.	X

23.1	Consent of BDO, USA LLP	X

23.2	Consent of PricewaterhouseCoopers LLP	X

23.3	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P (included in Exhibit 5.1)	X

24.1	Powers of Attorney (included on the signature page of the Registration Statement)	X

99.1	Form of Employment Inducement Stock Option Agreement		10-Q	001-37880	10.3	August 8, 2018

Item 9.    Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morrisville, State of North Carolina, on this 5th day of September, 2019.

NOVAN, INC.

By:	/s/ G. Kelly Martin
G. Kelly Martin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints G. Kelly Martin and John M. Gay, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ G. Kelly Martin	Chief Executive Officer and Director	September 5 , 2019
G. Kelly Martin	(Principal Executive Officer)

/s/ Paula Brown Stafford	President, Chief Operating Officer and Director	September 5 , 2019
Paula Brown Stafford

/s/ John M. Gay	Vice President, Finance and Corporate Controller	September 5 , 2019
John M. Gay	(Principal Financial Officer)

/s/ Andrew J. Novak	Vice President, Accounting and Business Operations	September 5 , 2019
Andrew J. Novak	(Principal Accounting Officer)

/s/ Robert A. Ingram	Chairman of the Board	September 5 , 2019
Robert A. Ingram

/s/ W. Kent Geer	Director	September 5 , 2019
W. Kent Geer

/s/ Robert J. Keegan	Director	September 5 , 2019
Robert J. Keegan

/s/ John Palmour	Director	September 5 , 2019
John Palmour

/s/ Machelle Sanders	Director	September 5 , 2019
Machelle Sanders

/s/ Eugene Sun	Director	September 5 , 2019
Eugene Sun